EXHIBIT 99.1

IAC/InterActiveCorp

Dara Khosrowshahi to Succeed Erik Blachford as IAC Travel CEO

New York, NY — November 9, 2004 — IAC announced today that Dara Khosrowshahi, now CFO of the company, will succeed Erik Blachford as President & CEO of IAC Travel. Mr. Khosrowshahi will continue to serve as CFO until this transition is complete and a successor is appointed.

Barry Diller, Chairman and CEO of IAC, said: “After nine years playing key roles in building up the Company, Erik Blachford told me some weeks ago that he’s desirous of a new challenge. One year ago we asked him to create IAC Travel out of our multiple travel businesses, and now that he’s yeomanlike gone through all the transitioning, with the key players in place running the business day to day and the businesses themselves fundamentally sound, he feels it’s time to move to the kind of role he’d prefer, a direct operating opportunity as compared to the more diverse management and oversight role IACT requires… he’s done a fantastic job for this Company.

“Dara Khosrowshahi is the perfect successor as head of IAC Travel. He knows our travel businesses extremely well, having been a key player in our original acquisitions of Hotels.com and Expedia, and more recently as our CFO. This will be a seamless and easy process, and we will have a successor as CFO in place before the transition is final.”

About Dara Khosrowshahi

Dara Khosrowshahi has been Executive Vice President and Chief Financial Officer of IAC since January 2002. In this capacity, he oversees all financial matters for the Company. Mr. Khosrowshahi also serves in the Office of the Chairman. Mr. Khosrowshahi was previously IAC’s Executive Vice President of Operations and Strategic Planning since August 2000. From August 1999 to July 2000, Mr. Khosrowshahi served as President, USA Networks Interactive, where he oversaw management, operations and strategic planning of the Company’s interactive services division. Mr. Khosrowshahi joined IAC in 1998 as Vice President of Strategic Planning. He was promoted to Senior Vice President in May 1999. Prior to joining the Company, Mr. Khosrowshahi worked at Allen & Company Incorporated from 1991 to 1998 where he served as Vice President from 1995 to 1998. Mr. Khosrowshahi received a Bachelor’s Degree in Engineering from Brown University in 1991.

About Erik Blachford

Erik Blachford is president and chief executive officer of IAC Travel, which includes Expedia, Hotels.com, Hotwire, Interval International, Classic Custom Vacations and Expedia Corporate

Travel. Mr. Blachford joined Expedia as one of its founding team members in 1995 and later led the establishment of the Expedia brand as senior vice president, marketing and programming. He helped transform Expedia.com from a new venture to the world’s leading travel retailer. In 2002, he was named president of Expedia North America, with responsibility for the sales, marketing, product development and strategic planning functions for Expedia.com, Expedia Canada and Expedia’s private-label service, WWTE. He was subsequently appointed to CEO and President of Expedia, Inc. in early 2003 and then CEO and President of IAC Travel later that same year. Prior to joining Expedia, Mr. Blachford held various positions at Butterfield and Robinson, a luxury activity tour provider. Mr. Blachford is a board member of Netstock Corporation, the parent company of ShareBuilder Securities Corporation, the nation’s growth leader in dollar-based online investing for mainstream consumers. Mr. Blachford holds a BA from Princeton University and an MBA from Columbia Business School.

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About IAC/InterActiveCorp

IAC/InterActiveCorp (NASDAQ: IACI) operates leading and diversified businesses in sectors being transformed by the internet, online and offline... our mission is to harness the power of interactivity to make daily life easier and more productive for people all over the world.

IAC consists of IAC Travel, which includes Expedia, Hotels.com, Hotwire, Interval International, Classic Custom Vacations and Expedia Corporate Travel; HSN; Ticketmaster, which oversees ReserveAmerica; Match.com; Precision Response Corporation; IAC Local and Media Services, which includes Citysearch, Evite, Entertainment Publications, TripAdvisor and ServiceMagic; IAC Financial Services and Real Estate, which includes LendingTree, RealEstate.com, GetSmart, and Domania; and IAC Interactive Development which includes ZeroDegrees.  http://iac.com

Contact Information:

IAC Corporate Communications

Deborah Roth / Andrea Riggs

(212) 314-7254 / 7280

IAC Investor Relations

Roger Clark / Lauren Porat

(212) 314-7400